F.N.B. Corporation Reports First Quarter 2024 Earnings
Reports Record Tangible Common Equity Ratio (non-GAAP) of 8.0%
and Strong Non-Interest Income of $87.9 Million

PITTSBURGH, PA – April 17, 2024 – F.N.B. Corporation (NYSE: FNB) reported earnings for the first quarter of 2024 with net income available to common stockholders of $116.3 million, or $0.32 per diluted common share. Comparatively, first quarter of 2023 net income available to common stockholders totaled $144.5 million, or $0.40 per diluted common share, and fourth quarter of 2023 net income available to common stockholders totaled $48.7 million, or $0.13 per diluted common share.

On an operating basis, first quarter of 2024 earnings per diluted common share (non-GAAP) was $0.34, excluding $0.02 of significant items impacting earnings per diluted common share. By comparison, the first quarter of 2023 was $0.40 per diluted common share (non-GAAP) on an operating basis, excluding less than $0.01 of significant items impacting earnings per diluted common share. The fourth quarter of 2023 was $0.38 per diluted common share (non-GAAP) on an operating basis, excluding $0.25 of significant items impacting earnings per diluted common share.

“F.N.B. Corporation reported a solid first quarter performance resulting in operating earnings per diluted common share (non-GAAP) of $0.34. A key contributor to our earnings this quarter was a near-record level of non-interest income totaling $88 million as Capital Markets, Wealth Management, Treasury Management and Mortgage Banking produced strong results. FNB's continued profitability grew our capital base and led to a record tangible common equity ratio (non-GAAP) of 8%. Tangible book value (non-GAAP) grew 11%, year-over-year, reaching an all-time high of $9.64. We also are very pleased with our strong credit results in this environment which is a testament to our risk management culture,” said F.N.B. Corporation Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr. “FNB’s investments in digital technology and data science continue to be at the center of our desire to gain efficiency and execute on our client acquisition strategy. FNB experienced growth in the number of customers and prospects opening multiple accounts since adding deposit products to our eStore® platform in December 2023, contributing to FNB’s year-over-year growth of 6% and 2% for loans and deposits, respectively. FNB’s unique digital and data strategies are key to our continued success driving customer expansion and primacy, increasing product penetration and delivering an innovative and comprehensive banking experience for our consumer, wealth management and commercial clients.”

First Quarter 2024 Highlights
(All comparisons refer to the first quarter of 2023, except as noted)
•Period-end total loans and leases increased $1.9 billion, or 6.2%. Commercial loans and leases increased $1.0 billion, or 5.3%, and consumer loans increased $873.8 million, or 7.8%. FNB’s organic loan growth was driven by the continued success of our strategy to grow high-quality loans and deepen customer relationships across our diverse geographic footprint.
•On a linked-quarter basis, period-end total loans and leases increased $261.4 million, or 3.3% annualized, with an increase in consumer loans of $208.7 million and commercial loans and leases of $52.6 million.
•Period-end total deposits increased $545.3 million, or 1.6%. The mix of non-interest-bearing deposits to total deposits equaled 29% at March 31, 2024, compared to 33% at March 31, 2023, and 29% at December 31, 2023, as customers continue to migrate deposits into higher-yielding deposit products.
•On a linked-quarter basis, period-end total deposits slightly increased $24.5 million, or 0.3% annualized, even with the seasonal outflows during the current quarter.

•Net interest income totaled $319.0 million, a decrease of $5.0 million, or 1.5%, from the prior quarter, primarily due to one less day in the current quarter as well as higher deposit costs from continued balance migration to higher yielding deposit products and higher total average borrowings, largely offset by higher earning asset yields.
•On a linked-quarter basis, net interest margin (FTE) (non-GAAP) decreased 3 basis points to 3.18% as a 15 basis point increase in the total yield on earning assets (non-GAAP) to 5.40% was more than offset by a 19 basis point increase in total cost of funds to 2.33%.
•Non-interest income totaled $87.9 million, benefiting from our diversified business model with strong contributions from Mortgage Banking, Capital Markets and record Wealth Management revenues.
•The ratio of non-performing loans and other real estate owned (OREO) to total loans and OREO decreased 5 basis points to 0.33%. Total delinquency increased 4 basis points to 0.64%. Both measures continue to remain at or near historically low levels.
•FDIC insurance expense of $12.7 million included a $4.4 million estimated FDIC special assessment. The special assessment was considered a significant item impacting earnings as it reflected further replenishment of the FDIC's Deposit Insurance Fund associated with protecting uninsured depositors following the failed banks in early 2023 based on updated loss information from the FDIC.
•Common Equity Tier 1 (CET1) regulatory capital ratio was a record 10.2% (estimated), compared to 10.0% at both March 31, 2023, and December 31, 2023. Tangible book value per common share (non-GAAP) of $9.64 increased $0.98, or 11.3%, compared to March 31, 2023, and $0.17, or 1.8%, compared to December 31, 2023. Accumulated other comprehensive income/loss (AOCI) reduced the tangible book value per common share (non-GAAP) by $0.70 as of March 31, 2024, primarily due to the impact of interest rates on the fair value of available-for-sale (AFS) securities, compared to a reduction of $0.87 as of March 31, 2023, and $0.65 as of December 31, 2023.
•On February 15, 2024, FNB redeemed all of its outstanding Series E Perpetual Preferred Stock and the final preferred dividend of $2.0 million was paid on the redemption date. The excess of the redemption value over the carrying value on the Series E Perpetual Preferred Stock of $4.0 million was considered a significant item impacting earnings.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release. For more information regarding our use of non-GAAP measures, please refer to the discussion herein under the caption, Use of Non-GAAP Financial Measures and Key Performance Indicators.

Quarterly Results Summary	1Q24	4Q23	1Q23
Reported results
Net income available to common stockholders (millions)	$116.3	$48.7	$144.5
Net income per diluted common share	0.32	0.13	0.40
Book value per common share (period-end)	16.71	16.56	15.76
Pre-provision net revenue (non-GAAP) (millions)	169.8	71.5	196.1
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$122.7	$138.7	$146.1
Operating net income per diluted common share	0.34	0.38	0.40
Operating pre-provision net revenue (millions)	172.8	185.5	198.2
Average diluted common shares outstanding (thousands)	362,619	362,285	364,930
Significant items impacting earnings[1] (millions)
Preferred dividend equivalent at redemption	$(4.0)	$—	$—
Pre-tax merger-related expenses	—	—	(2.1)
After-tax impact of merger-related expenses	—	—	(1.6)
Pre-tax branch consolidation costs	(1.2)	—	—

After-tax impact of branch consolidation costs	(0.9)	—	—
Pre-tax FDIC special assessment	(4.4)	(29.9)	—
After-tax FDIC special assessment	(3.5)	(23.7)	—
Pre-tax loss on securities restructuring	—	(67.4)	—
After-tax loss on securities restructuring	—	(53.2)	—
Pre-tax loss on indirect auto loan sale	2.6	(16.7)	—
After-tax loss on indirect auto loan sale	2.1	(13.2)	—
Total significant items after-tax	$(6.3)	$(90.1)	$(1.6)
Capital measures
Common equity tier 1 (2)	10.2%	10.0%	10.0%
Tangible common equity to tangible assets (period-end) (non-GAAP)	7.99	7.79	7.50
Tangible book value per common share (period-end) (non-GAAP)	$9.64	$9.47	$8.66

(1) Favorable (unfavorable) impact on earnings.
(2) Estimated for 1Q24.

First Quarter 2024 Results – Comparison to Prior-Year Quarter
(All comparisons refer to the first quarter of 2023, except as noted)

Net interest income totaled $319.0 million, a decrease of $17.6 million, or 5.2%, primarily due to higher deposit costs, including migration to higher yielding deposit products, as well as higher total average borrowings, partially offset by growth in earning assets and higher earning asset yields. Total average earning assets increased $2.0 billion, or 5.3%, driven by a $2.0 billion increase in average loans and leases from organic origination activity. Total average borrowings increased $1.8 billion due to maintaining additional liquidity on the balance sheet following the banking industry disruption in 2023 and in a continued effort to support strong loan growth.

The net interest margin (FTE) (non-GAAP) decreased 38 basis points to 3.18%. The yield on earning assets (non-GAAP) increased 72 basis points to 5.40%, primarily due to higher yields on loans, investment securities and interest-bearing deposits with banks reflecting the higher interest rate environment. Total cost of funds increased 115 basis points to 2.33% with a 132 basis point increase in interest-bearing deposit costs to 2.82%, as well as an increase of 28 basis points in long-term debt costs which include the impact of additional liquidity following the banking industry disruption in 2023. Total cumulative spot deposit beta since the current interest rate increases began in March of 2022 equaled 36% at March 31, 2024.

Average loans and leases totaled $32.4 billion, an increase of $2.0 billion, or 6.5%, including growth of $1.1 billion in commercial loans and leases and $0.9 billion in consumer loans. Commercial real estate led the average commercial growth with an increase of $755.1 million, or 6.6%, primarily due to funding on existing construction projects. Commercial and industrial loans increased $225.3 million, or 3.1%, and commercial leases increased $124.3 million, or 23.3%. The increase in average commercial loans and leases was driven by organic growth across the footprint, particularly in the Pittsburgh, Charlotte, Cleveland and Raleigh markets. The increase in average consumer loans included a $1.3 billion increase in residential mortgages that largely reflected the adjustable-rate mortgages retained on the balance sheet, reflecting the continued success of the Physicians First mortgage program. This was partially offset by a decrease in indirect auto loans of $401.8 million reflecting the sale of $332 million of indirect auto loans that closed in the first quarter of 2024.

Average deposits totaled $34.2 billion, consistent with the prior-year quarter. The growth in average time deposits of $2.1 billion offset the decline in average non-interest-bearing demand deposits of $1.5 billion and average savings deposits of $611.7 million as customers continued to migrate balances into higher-yielding products. The funding mix has slightly shifted compared to the year-ago quarter with non-

interest-bearing deposits comprising 29% of total deposits at March 31, 2024, compared to 33% a year ago.

Non-interest income totaled $87.9 million, a 10.7% increase compared to $79.4 million in the first quarter of 2023. Mortgage Banking operations income increased $3.1 million, driven by improved gain on sale from strong production volumes. Wealth Management revenues were at record levels and increased $1.6 million, or 8.8%, as securities commissions and fees and trust income increased 10.5% and 7.7%, respectively, through continued strong contributions across the geographic footprint. Dividends on non-marketable equity securities increased $2.1 million, reflecting higher FHLB dividends due to additional borrowings. Insurance commissions and fees decreased $1.0 million, or 13.3%, with lower contingent revenues compared to the year-ago quarter.

Non-interest expense totaled $237.1 million, increasing $17.2 million, or 7.8%. When adjusting for $3.0 million1 of significant items in the first quarter of 2024 and $2.1 million2 in the first quarter of 2023, operating non-interest expense (non-GAAP) totaled $234.1 million, an increase of $16.2 million, or 7.5%. Salaries and benefits increased $8.9 million, or 7.4%, primarily from normal annual merit increases and higher production-related commissions from strong non-interest income activity. Net occupancy and equipment increased $3.9 million, or 10.0%, largely from technology-related investments. Outside services increased $3.5 million, or 18.0%, with higher volume-related technology and third-party costs.

The ratio of non-performing loans and OREO to total loans and OREO decreased 5 basis points to 0.33%. Total delinquency increased 4 basis points to 0.64%, compared to 0.60% at March 31, 2023. Both measures continue to remain at or near historically low levels.

The provision for credit losses was $13.9 million, compared to $14.1 million in the first quarter of 2023. The first quarter of 2024 reflected net charge-offs of $12.8 million, or 0.16% annualized of total average loans, compared to $13.2 million, or 0.18% annualized. The allowance for credit losses (ACL) was $406.3 million, an increase of $2.9 million, with the ratio of the ACL to total loans and leases decreasing 7 basis points to 1.25% reflecting net loan growth and charge-off activity.

The effective tax rate was 21.5%, compared to 19.5% in the first quarter of 2023, due to lower stock compensation vesting deductions and higher levels of proportional amortization on certain tax credit investments.

The CET1 regulatory capital ratio was 10.2% (estimated) at March 31, 2024, and 10.0% at March 31, 2023. Tangible book value per common share (non-GAAP) was $9.64 at March 31, 2024, an increase of $0.98, or 11.3%, from $8.66 at March 31, 2023. AOCI reduced the current quarter tangible book value per common share (non-GAAP) by $0.70, compared to a reduction of $0.87 at the end of the year-ago quarter. On February 15, 2024, FNB redeemed all of its outstanding Series E Perpetual Preferred Stock.

First Quarter 2024 Results – Comparison to Prior Quarter
(All comparisons refer to the fourth quarter of 2023, except as noted)

Net interest income totaled $319.0 million, a decrease of $5.0 million, or 1.5%, from the prior quarter total of $324.0 million, primarily due to one less day in the quarter, higher deposit costs and continued migration to higher yielding deposit products, largely offset by higher earning asset yields. The total yield on earning assets (non-GAAP) increased 15 basis points to 5.40% due to higher yields on both loans and investment securities. The total cost of funds increased 19 basis points to 2.33%, as the cost of interest-
1 First quarter 2024 non-interest expense significant items of $3.0 million included $1.2 million (pre-tax) of branch consolidation costs and $4.4 million (pre-tax) of FDIC special assessment, partially offset by a ($2.6 million) (pre-tax) reduction to the previously estimated loss on the indirect auto loan sale.
2 First quarter 2023 non-interest expense significant items included $2.1 million (pre-tax) of merger expenses.

bearing deposits increased 17 basis points to 2.82% and the total cost of borrowings increased 30 basis points to 4.87%. The resulting net interest margin (FTE) (non-GAAP) decreased 3 basis points to 3.18%.

Average loans and leases totaled $32.4 billion, an increase of $113.4 million, or 1.4% annualized, as commercial loans and leases increased $253.8 million, or 5.0% annualized, offsetting the decrease in consumer loans of $140.4 million, or 4.7% annualized. The increase in average commercial loans and leases was led by growth of $303.2 million, or 10.2%, in commercial real estate loans which more than offset a decrease of $57.7 million, or 3.1%, in commercial and industrial loans. The organic quarterly growth in commercial loans and leases was led by the Raleigh, South Carolina and Cleveland markets. For consumer lending, average residential mortgages increased $216.2 million, driven by growth in adjustable-rate mortgages which was more than offset by indirect auto loans decreasing $328.4 million due to the impact of the sale of $332 million of indirect auto loans that closed in the first quarter of 2024.

Average deposits totaled $34.2 billion, decreasing $220.5 million, or 2.6% annualized, due to the seasonal outflows of deposits in the first half of the quarter. Average certificates of deposits increased $499.9 million which were offset by declines in non-interest-bearing deposits of $483.9 million, savings balances of $119.7 million and interest-bearing deposits of $116.9 million, resulting from customers' preferences for higher-yielding deposit products. On a spot basis, total deposit balances increased slightly from the prior quarter. The mix of non-interest-bearing deposits to total deposits was 29% at March 31, 2024, flat compared to the prior quarter. The loan-to-deposit ratio was 93.8% at March 31, 2024, relatively stable compared to 93.1%.

Non-interest income totaled $87.9 million, compared to $13.1 million in the prior quarter. On an operating basis (non-GAAP), the first quarter of 2024 non-interest income increased $7.4 million, or 9.2%, when adjusting for the $67.4 million realized loss (pre-tax) on the investment securities restructuring in the prior quarter. Insurance commissions and fees increased $2.5 million, or 58.0%, largely driven by seasonal contingent revenues. Wealth Management revenues totaled $19.6 million, an increase of $2.1 million, or 12.0%, with record revenues in both trust income of $11.4 million and securities commissions and fees of $8.2 million.

Non-interest expense totaled $237.1 million compared to $265.6 million in the prior quarter. When adjusting for significant items of $3.0 million3 in the first quarter of 2024 and $46.6 million4 in the fourth quarter of 2023, non-interest expense increased $15.2 million, or 6.9%, on an operating basis (non-GAAP). Salaries and employee benefits increased $15.0 million, primarily related to normal seasonal long-term compensation expense of $6.9 million in the first quarter of 2024 as well as seasonally higher employer-paid payroll taxes which increased $4.6 million linked-quarter and reduced salary deferrals given lower loan origination volumes. Bank shares and franchise taxes increased $2.5 million due to the timing of charitable contributions that qualified for Pennsylvania bank shares tax credits in the prior quarter. Marketing expenses increased $1.2 million, or 27.7%, due to the timing of marketing campaigns.

The ratio of non-performing loans and OREO to total loans and OREO decreased 1 basis point to 0.33% and delinquency decreased 6 basis points to 0.64%. Both measures continue to remain at or near historically low levels. The provision for credit losses was $13.9 million, compared to $13.2 million. The first quarter of 2024 reflected net charge-offs of $12.8 million, or 0.16% annualized of total average loans, compared to $8.2 million, or 0.10% annualized. The ACL was $406.3 million, an increase of $0.7 million, with the ratio of the ACL to total loans and leases totaling 1.25% at both March 31, 2024, and December 31, 2023.

3 First quarter 2024 non-interest expense significant items of $3.0 million included $1.2 million (pre-tax) of branch consolidation costs and $4.4 million (pre-tax) of FDIC special assessment, partially offset by a ($2.6 million) (pre-tax) reduction to the previously estimated loss on the indirect auto loan sale.
4 Fourth quarter 2023 non-interest expense significant items included $29.9 million (pre-tax) of FDIC special assessment and $16.7 million (pre-tax) estimated loss on the indirect auto loan sale.

The effective tax rate was 21.5%, compared to 13.1%, with the prior quarter having lower than statutory rates due to renewable energy investment tax credit benefits as part of a solar project financing transaction that closed in 2023. The prior quarter was also impacted by lower pre-tax income levels given the significant items.4

The CET1 regulatory capital ratio was 10.2% (estimated), an increase from 10.0% at December 31, 2023. Tangible book value per common share (non-GAAP) was $9.64 at March 31, 2024, an increase of $0.17 per share. AOCI reduced the current quarter-end tangible book value per common share (non-GAAP) by $0.70 compared to a reduction of $0.65 at the end of the prior quarter.

Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, operating return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible common equity to tangible assets, pre-provision net revenue (reported), operating pre-provision net revenue, operating non-interest expense, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for, or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP.”

Management believes items such as merger expenses, FDIC special assessment, realized loss on securities restructuring, loss on indirect auto loan sale, preferred deemed dividend at redemption and branch consolidation costs are not organic to run our operations and facilities. These items are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.

To facilitate peer comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for the 2024 and 2023 periods were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
This document may contain statements regarding F.N.B. Corporation’s outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. We do not assume any duty to update forward-looking statements, except as required by federal securities laws.

FNB’s forward-looking statements are subject to the following principal risks and uncertainties:

•Our business, financial results and balance sheet values are affected by business, economic and political circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) supervision, regulation, enforcement and other actions by several governmental agencies, including the Federal Reserve Board, Federal Deposit Insurance Corporation, Financial Stability Oversight Council, U.S. Department of Justice (DOJ), Consumer Financial Protection Bureau, U.S. Treasury Department, Office of the Comptroller of the Currency and Department of Housing and Urban Development, state attorney generals and other governmental agencies, whose actions may affect, among other things, our consumer and mortgage lending and deposit practices, capital structure, investment practices, dividend policy, annual FDIC insurance premium assessment and growth, money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing of the U.S. economy in general and regional and local economies within our market area; (iv) inflation concerns; (v) the impacts of tariffs or other trade policies of the U.S. or its global trading partners; and (vi) the sociopolitical environment in the U.S.
•Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.
•Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, loans, deposits and revenues. Our ability to anticipate, react quickly and continue to respond to technological changes and significant adverse industry and economic events can also impact our ability to respond to customer needs and meet competitive demands.
•Business and operating results can also be affected by difficult to predict uncertainties, such as widespread natural and other disasters, wars, pandemics, including post-pandemic return to normalcy, global events and geopolitical instability, including the Ukraine-Russia conflict and the military conflict in Israel and Gaza, shortages of labor, supply chain disruptions and shipping delays, terrorist activities, system failures, security breaches, significant political events, cyber-attacks, international hostilities or other extraordinary events which are beyond FNB's control and may significantly impact the U.S. or global economy and financial markets generally, or us or our counterparties, customers or third-party vendors specifically.
•Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain talent. These developments could include:
◦Policies and priorities of the current U.S. presidential administration, including legislative and regulatory reforms, more aggressive approaches to supervisory or enforcement priorities with consumer and anti-discrimination lending laws by the federal banking regulatory agencies and the DOJ, changes affecting oversight of the financial services industry, regulatory obligations or restrictions, consumer protection, taxes, employee benefits, compensation practices, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
◦Ability to continue to attract, develop and retain key talent.

◦Changes to regulations or accounting standards governing bank capital requirements, loan loss reserves and liquidity standards.
◦Changes in monetary and fiscal policies, including interest rate policies and strategies of the FOMC.
◦Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or inquiries. These matters may result in monetary judgments or settlements, enforcement actions or other remedies, including fines, penalties, restitution or alterations in our business practices, including financial and other types of commitments, and in additional expenses and collateral costs, and may cause reputational harm to FNB.
◦Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.
◦Business and operating results are affected by our ability to effectively identify and manage risks inherent in our businesses, including, where appropriate, through effective use of policies, processes, systems and controls, third-party insurance, derivatives, and capital and liquidity management techniques.
◦The impact on our financial condition, results of operations, financial disclosures and future business strategies related to the impact on the allowance for credit losses due to changes in forecasted macroeconomic conditions as a result of applying the “current expected credit loss” accounting standard, or CECL.
◦A failure or disruption in or breach of our operational or security systems or infrastructure, or those of third parties, including as a result of cyber-attacks or campaigns.
◦Increased funding costs and market volatility due to market illiquidity and competition for funding.

FNB cautions that the risks identified here are not exhaustive of the types of risks that may adversely impact FNB and actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A. Risk Factors and the Risk Management sections of our 2023 Annual Report on Form 10-K (including the MD&A section), our subsequent 2024 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other 2024 filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-information/reports-and-filings or the SEC’s website at www.sec.gov. We have included our web address as an inactive textual reference only. Information on our website is not part of our SEC filings.

Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results for the first quarter of 2024 on Wednesday, April 17, 2024. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results on Thursday, April 18, 2024, at 8:30 AM ET.

Participants are encouraged to pre-register for the conference call at https://dpregister.com/sreg/10187804/fc14a7e780. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.

Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 (for domestic callers) or (412) 317-5133 (for international callers). Participants should ask to be joined into the F.N.B. Corporation call.

Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the “About Us” tab of the Corporation’s website at www.fnbcorporation.com and clicking on

“Investor Relations” then “Investor Conference Calls.” Access to the live webcast will begin approximately 30 minutes prior to the start of the call.

Presentation Materials: Presentation slides and the earnings release will also be available on the Corporation’s website at www.fnbcorporation.com by accessing the “About Us” tab and clicking on “Investor Relations" then "Investor Conference Calls."

A replay of the call will be available shortly after the completion of the call until midnight ET on Thursday, April 25, 2024. The replay can be accessed by dialing 877-344-7529 (for domestic callers) or 412-317-0088 (for international callers); the conference replay access code is 5955054. Following the call, a link to the webcast and the related presentation materials will be posted to the “Investor Relations” section of F.N.B. Corporation’s website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina; and Charleston, South Carolina. The Company has total assets of nearly $46 billion and approximately 350 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

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Analyst/Institutional Investor Contact:
Lisa Hajdu, 412-385-4773
hajdul@fnb-corp.com

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				1Q24	1Q24
	1Q24	4Q23	1Q23	4Q23	1Q23
Interest Income
Loans and leases, including fees	$481,159	$475,487	$393,993	1.2	22.1
Securities:
Taxable	46,055	40,744	35,713	13.0	29.0
Tax-exempt	7,105	7,115	7,144	(0.1)	(0.5)
Other	9,178	8,241	6,653	11.4	38.0
Total Interest Income	543,497	531,587	443,503	2.2	22.5
Interest Expense
Deposits	170,398	160,034	84,092	6.5	102.6
Short-term borrowings	27,701	22,891	9,744	21.0	184.3
Long-term borrowings	26,390	24,637	13,013	7.1	102.8
Total Interest Expense	224,489	207,562	106,849	8.2	110.1
Net Interest Income	319,008	324,025	336,654	(1.5)	(5.2)
Provision for credit losses	13,890	13,243	14,061	4.9	(1.2)
Net Interest Income After Provision for Credit Losses	305,118	310,782	322,593	(1.8)	(5.4)
Non-Interest Income
Service charges	20,569	19,849	20,264	3.6	1.5
Interchange and card transaction fees	12,700	13,333	12,376	(4.7)	2.6
Trust services	11,424	10,723	10,611	6.5	7.7
Insurance commissions and fees	6,752	4,274	7,787	58.0	(13.3)
Securities commissions and fees	8,155	6,754	7,382	20.7	10.5
Capital markets income	6,331	7,349	6,793	(13.9)	(6.8)
Mortgage banking operations	7,914	7,016	4,855	12.8	63.0
Dividends on non-marketable equity securities	6,193	5,908	4,108	4.8	50.8
Bank owned life insurance	3,343	2,929	2,825	14.1	18.3
Net securities gains (losses)	—	(67,354)	(17)	—	—
Other	4,481	2,302	2,405	94.7	86.3
Total Non-Interest Income	87,862	13,083	79,389	571.6	10.7
Non-Interest Expense
Salaries and employee benefits	129,126	114,133	120,247	13.1	7.4
Net occupancy	19,595	18,502	17,370	5.9	12.8
Equipment	23,772	24,069	22,072	(1.2)	7.7
Amortization of intangibles	4,442	4,913	5,119	(9.6)	(13.2)
Outside services	22,880	23,152	19,398	(1.2)	18.0
Marketing	5,431	4,253	3,701	27.7	46.7
FDIC insurance	12,662	37,713	7,119	(66.4)	77.9
Bank shares and franchise taxes	4,126	1,584	4,172	160.5	(1.1)
Merger-related	—	—	2,052	—	—
Other	15,062	37,247	18,667	(59.6)	(19.3)
Total Non-Interest Expense	237,096	265,566	219,917	(10.7)	7.8
Income Before Income Taxes	155,884	58,299	182,065	167.4	(14.4)
Income taxes	33,553	7,626	35,560	340.0	(5.6)
Net Income	122,331	50,673	146,505	141.4	(16.5)
Preferred stock dividends	6,005	2,011	2,010	198.6	198.8
Net Income Available to Common Stockholders	$116,326	$48,662	$144,495	139.0	(19.5)
Earnings per Common Share
Basic	$0.32	$0.13	$0.40	146.2	(20.0)
Diluted	0.32	0.13	0.40	146.2	(20.0)
Cash Dividends per Common Share	0.12	0.12	0.12	—	—

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)				% Variance
				1Q24	1Q24
	1Q24	4Q23	1Q23	4Q23	1Q23
Assets
Cash and due from banks	$351	$447	$445	(21.5)	(21.1)
Interest-bearing deposits with banks	1,136	1,129	1,278	0.6	(11.1)
Cash and Cash Equivalents	1,487	1,576	1,723	(5.6)	(13.7)
Securities available for sale	3,226	3,254	3,201	(0.9)	0.8
Securities held to maturity	3,893	3,911	4,073	(0.5)	(4.4)
Loans held for sale	107	488	100	(78.1)	7.0
Loans and leases, net of unearned income	32,584	32,323	30,673	0.8	6.2
Allowance for credit losses on loans and leases	(406)	(406)	(403)	—	0.7
Net Loans and Leases	32,178	31,917	30,270	0.8	6.3
Premises and equipment, net	474	461	452	2.8	4.9
Goodwill	2,477	2,477	2,477	—	—
Core deposit and other intangible assets, net	65	69	84	(5.8)	(22.6)
Bank owned life insurance	663	660	655	0.5	1.2
Other assets	1,326	1,345	1,111	(1.4)	19.4
Total Assets	$45,896	$46,158	$44,146	(0.6)	4.0
Liabilities
Deposits:
Non-interest-bearing demand	$9,982	$10,222	$11,297	(2.3)	(11.6)
Interest-bearing demand	14,679	14,809	14,091	(0.9)	4.2
Savings	3,389	3,465	4,053	(2.2)	(16.4)
Certificates and other time deposits	6,685	6,215	4,749	7.6	40.8
Total Deposits	34,735	34,711	34,190	0.1	1.6
Short-term borrowings	2,074	2,506	2,149	(17.2)	(3.5)
Long-term borrowings	2,121	1,971	1,298	7.6	63.4
Other liabilities	960	920	721	4.3	33.1
Total Liabilities	39,890	40,108	38,358	(0.5)	4.0
Stockholders' Equity
Preferred stock	—	107	107	(100.0)	(100.0)
Common stock	4	4	4	—	—
Additional paid-in capital	4,694	4,692	4,693	—	—
Retained earnings	1,740	1,669	1,471	4.3	18.3
Accumulated other comprehensive loss	(250)	(235)	(315)	6.4	(20.6)
Treasury stock	(182)	(187)	(172)	(2.7)	5.8
Total Stockholders' Equity	6,006	6,050	5,788	(0.7)	3.8
Total Liabilities and Stockholders' Equity	$45,896	$46,158	$44,146	(0.6)	4.0

F.N.B. CORPORATION AND SUBSIDIARIES	1Q24			4Q23			1Q23
(Dollars in thousands)		Interest			Interest			Interest
(Unaudited)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$872,353	$9,178	4.23%	$934,393	$8,241	3.50%	$817,910	$6,653	3.30%
Taxable investment securities (2)	6,121,568	45,825	2.99	6,052,983	40,514	2.67	6,214,311	35,476	2.28
Non-taxable investment securities (1)	1,041,224	8,971	3.45	1,043,249	9,003	3.45	1,055,189	9,159	3.47
Loans held for sale	237,106	4,287	7.25	199,352	3,642	7.29	116,164	1,594	5.51
Loans and leases (1) (3)	32,380,951	478,146	5.93	32,267,565	473,068	5.82	30,410,376	393,895	5.24
Total Interest Earning Assets (1)	40,653,202	546,407	5.40	40,497,542	534,468	5.25	38,613,950	446,777	4.68
Cash and due from banks	410,680			425,821			442,712
Allowance for credit losses	(409,865)			(405,309)			(405,705)
Premises and equipment	469,516			463,092			442,441
Other assets	4,554,056			4,502,890			4,328,511
Total Assets	$45,677,589			$45,484,036			$43,421,909
Liabilities
Deposits:
Interest-bearing demand	$14,554,457	94,742	2.62	$14,671,311	91,922	2.49	$14,596,006	52,278	1.45
Savings	3,411,870	9,999	1.18	3,531,590	10,506	1.18	4,023,568	7,853	0.79
Certificates and other time	6,299,280	65,657	4.19	5,799,348	57,606	3.94	4,182,700	23,961	2.32
Total interest-bearing deposits	24,265,607	170,398	2.82	24,002,249	160,034	2.65	22,802,274	84,092	1.50
Short-term borrowings	2,400,104	27,701	4.63	2,147,665	22,891	4.22	1,561,343	9,744	2.53
Long-term borrowings	2,057,817	26,390	5.16	1,969,568	24,637	4.96	1,082,040	13,013	4.88
Total Interest-Bearing Liabilities	28,723,528	224,489	3.14	28,119,482	207,562	2.93	25,445,657	106,849	1.70
Non-interest-bearing demand deposits	9,939,350			10,423,237			11,410,506
Total Deposits and Borrowings	38,662,878		2.33	38,542,719		2.14	36,856,163		1.18
Other liabilities	975,138			984,446			834,106
Total Liabilities	39,638,016			39,527,165			37,690,269
Stockholders' Equity	6,039,573			5,956,871			5,731,640
Total Liabilities and Stockholders' Equity	$45,677,589			$45,484,036			$43,421,909
Net Interest Earning Assets	$11,929,674			$12,378,060			$13,168,293
Net Interest Income (FTE) (1)		321,918			326,906			339,928
Tax Equivalent Adjustment		(2,910)			(2,881)			(3,274)
Net Interest Income		$319,008			$324,025			$336,654
Net Interest Spread			2.26%			2.32%			2.98%
Net Interest Margin (1)			3.18%			3.21%			3.56%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q24	4Q23	1Q23
Performance Ratios
Return on average equity	8.15%	3.37%	10.37%
Return on average tangible equity (1)	14.48	6.35	19.27
Return on average tangible common equity (1)	14.00	6.31	19.68
Return on average assets	1.08	0.44	1.37
Return on average tangible assets (1)	1.17	0.50	1.49
Net interest margin (FTE) (2)	3.18	3.21	3.56
Yield on earning assets (FTE) (2)	5.40	5.25	4.68
Cost of interest-bearing deposits	2.82	2.65	1.50
Cost of interest-bearing liabilities	3.14	2.93	1.70
Cost of funds	2.33	2.14	1.18
Efficiency ratio (1)	56.00	52.51	50.60
Effective tax rate	21.52	13.08	19.53
Capital Ratios
Equity / assets (period end)	13.09	13.11	13.11
Common equity / assets (period end)	13.09	12.88	12.87
Common equity tier 1 (3)	10.2	10.0	10.0
Leverage ratio	8.62	8.72	8.70
Tangible common equity / tangible assets (period end) (1)	7.99	7.79	7.50
Common Stock Data
Average diluted common shares outstanding	362,619,278	362,284,599	364,930,288
Period end common shares outstanding	359,366,316	358,829,417	360,359,857
Book value per common share	$16.71	$16.56	$15.76
Tangible book value per common share (1)	9.64	9.47	8.66
Dividend payout ratio (common)	37.76%	89.32%	30.30%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)
March 31, 2024 Common Equity Tier 1 ratio is an estimate and reflects the election of a five-year transition to delay the full impact of CECL on regulatory capital for two years, followed by a three-year transition period.

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)
				% Variance
				1Q24	1Q24
	1Q24	4Q23	1Q23	4Q23	1Q23
Balances at period end
Loans and Leases:
Commercial real estate	$12,447	$12,305	$11,528	1.2	8.0
Commercial and industrial	7,347	7,482	7,246	(1.8)	1.4
Commercial leases	615	599	562	2.7	9.4
Other	140	110	176	27.3	(20.5)
Commercial loans and leases	20,549	20,496	19,512	0.3	5.3
Direct installment	2,712	2,741	2,752	(1.1)	(1.5)
Residential mortgages	6,887	6,640	5,589	3.7	23.2
Indirect installment	1,142	1,149	1,525	(0.6)	(25.1)
Consumer LOC	1,294	1,297	1,295	(0.2)	(0.1)
Consumer loans	12,035	11,827	11,161	1.8	7.8
Total loans and leases	$32,584	$32,323	$30,673	0.8	6.2
Note: Loans held for sale were $107, $488 and $100 at 1Q24, 4Q23, and 1Q23, respectively.
				% Variance
Average balances				1Q24	1Q24
Loans and Leases:	1Q24	4Q23	1Q23	4Q23	1Q23
Commercial real estate	$12,274	$11,971	$11,519	2.5	6.6
Commercial and industrial	7,414	7,472	7,189	(0.8)	3.1
Commercial leases	658	642	534	2.5	23.3
Other	135	143	131	(5.3)	3.1
Commercial loans and leases	20,482	20,228	19,373	1.3	5.7
Direct installment	2,727	2,746	2,763	(0.7)	(1.3)
Residential mortgages	6,745	6,529	5,423	3.3	24.4
Indirect installment	1,138	1,467	1,540	(22.4)	(26.1)
Consumer LOC	1,290	1,299	1,312	(0.7)	(1.7)
Consumer loans	11,899	12,040	11,038	(1.2)	7.8
Total loans and leases	$32,381	$32,268	$30,410	0.4	6.5

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				1Q24	1Q24
Asset Quality Data	1Q24	4Q23	1Q23	4Q23	1Q23
Non-Performing Assets
Non-performing loans	$105	$107	$113	(1.9)	(7.1)
Other real estate owned (OREO)	3	3	6	—	(50.0)
Non-performing assets	$108	$110	$119	(1.8)	(9.2)
Non-performing loans / total loans and leases	0.32%	0.33%	0.37%
Non-performing assets plus 90+ days past due / total loans and leases plus OREO	0.38	0.38	0.41
Delinquency
Loans 30-89 days past due	$87	$107	$63	(18.7)	38.1
Loans 90+ days past due	17	12	7	41.7	142.9
Non-accrual loans	105	107	113	(1.9)	(7.1)
Past due and non-accrual loans	$209	$226	$183	(7.5)	14.2
Past due and non-accrual loans / total loans and leases	0.64%	0.70%	0.60%

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				1Q24	1Q24
Allowance on Loans and Leases and Allowance for Unfunded Loan Commitments Rollforward	1Q24	4Q23	1Q23	4Q23	1Q23
Allowance for Credit Losses on Loans and Leases
Balance at beginning of period	$405.6	$400.6	$401.7	1.2	1.0
Provision for credit losses	13.5	13.1	14.9	3.2	(9.3)
Net loan (charge-offs)/recoveries	(12.8)	(8.2)	(13.2)	56.6	(3.2)
Allowance for credit losses on loans and leases	$406.3	$405.6	$403.4	0.2	0.7
Allowance for Unfunded Loan Commitments
Allowance for unfunded loan commitments balance at beginning of period	$21.5	$21.3	$21.4	0.8	0.5
Provision (reduction in allowance) for unfunded loan commitments / other adjustments	0.4	0.2	(0.9)	127.6	141.8
Allowance for unfunded loan commitments	$21.9	$21.5	$20.5	1.8	6.9
Total allowance for credit losses on loans and leases and allowance for unfunded loan commitments	$428.2	$427.0	$423.9	0.3	1.0
Allowance for credit losses on loans and leases / total loans and leases	1.25%	1.25%	1.32%
Allowance for credit losses on loans and leases / total non-performing loans	388.6	378.5	356.1
Net loan charge-offs (annualized) / total average loans and leases	0.16	0.10	0.18

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.

	1Q24	4Q23	1Q23
Operating net income available to common stockholders:
(Dollars in thousands)
Net income available to common stockholders	$116,326	$48,662	$144,495
Preferred dividend at redemption	3,995	—	—
Merger-related expense	—	—	2,052
Tax benefit of merger-related expense	—	—	(431)
Branch consolidation costs	1,194	—	—
Tax benefit of branch consolidation costs	(251)	—	—
FDIC special assessment	4,408	29,938	—
Tax benefit of FDIC special assessment	(926)	(6,287)	—
Loss on securities restructuring	—	67,354	—
Tax benefit of loss on securities restructuring	—	(14,144)	—
Loss on indirect auto loan sale	(2,603)	16,687	—
Tax expense (benefit) of loss on indirect auto loan sale	547	(3,504)	—
Operating net income available to common stockholders (non-GAAP)	$122,690	$138,706	$146,116

Operating earnings per diluted common share:
Earnings per diluted common share	$0.32	$0.13	$0.40
Preferred dividend at redemption	0.01	—	—
Merger-related expense	—	—	0.01
Tax benefit of merger-related expense	—	—	—
Branch consolidation costs	—	—	—
Tax benefit of branch consolidation costs	—	—	—
FDIC special assessment	0.01	0.08	—
Tax benefit of FDIC special assessment	—	(0.02)	—
Loss on securities restructuring	—	0.19	—
Tax benefit of loss on securities restructuring	—	(0.04)	—
Loss on indirect auto loan sale	(0.01)	0.05	—
Tax expense (benefit) of loss on indirect auto loan sale	—	(0.01)	—
Operating earnings per diluted common share (non-GAAP)	$0.34	$0.38	$0.40

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q24	4Q23	1Q23
Return on average tangible equity:
(Dollars in thousands)
Net income (annualized)	$492,012	$201,041	$594,159
Amortization of intangibles, net of tax (annualized)	14,115	15,399	16,402
Tangible net income (annualized) (non-GAAP)	$506,127	$216,440	$610,561

Average total stockholders' equity	$6,039,573	$5,956,871	$5,731,640
Less: Average intangible assets (1)	(2,544,032)	(2,548,725)	(2,563,569)
Average tangible stockholders' equity (non-GAAP)	$3,495,541	$3,408,146	$3,168,071

Return on average tangible equity (non-GAAP)	14.48%	6.35%	19.27%
Return on average tangible common equity:
(Dollars in thousands)
Net income available to common stockholders (annualized)	$467,859	$193,062	$586,007
Amortization of intangibles, net of tax (annualized)	14,115	15,399	16,402
Tangible net income available to common stockholders (annualized) (non-GAAP)	$481,974	$208,461	$602,409

Average total stockholders' equity	$6,039,573	$5,956,871	$5,731,640
Less: Average preferred stockholders' equity	(52,854)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,544,032)	(2,548,725)	(2,563,569)
Average tangible common equity (non-GAAP)	$3,442,687	$3,301,264	$3,061,189

Return on average tangible common equity (non-GAAP)	14.00%	6.31%	19.68%

Operating return on average tangible common equity:
(Dollars in thousands)
Operating net income available to common stockholders (annualized)	$493,456	$550,301	$592,582
Amortization of intangibles, net of tax (annualized)	14,115	15,399	16,402
Tangible operating net income available to common stockholders (annualized) (non-GAAP)	$507,571	$565,700	$608,984

Average total stockholders' equity	$6,039,573	$5,956,871	$5,731,640
Less: Average preferred stockholders' equity	(52,854)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,544,032)	(2,548,725)	(2,563,569)
Average tangible common equity (non-GAAP)	$3,442,687	$3,301,264	$3,061,189

Operating return on average tangible common equity (non-GAAP)	14.74%	17.14%	19.89%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q24	4Q23	1Q23

Return on average tangible assets:
(Dollars in thousands)
Net income (annualized)	$492,012	$201,041	$594,159
Amortization of intangibles, net of tax (annualized)	14,115	15,399	16,402
Tangible net income (annualized) (non-GAAP)	$506,127	$216,440	$610,561

Average total assets	$45,677,589	$45,484,036	$43,421,909
Less: Average intangible assets (1)	(2,544,032)	(2,548,725)	(2,563,569)
Average tangible assets (non-GAAP)	$43,133,557	$42,935,311	$40,858,340

Return on average tangible assets (non-GAAP)	1.17%	0.50%	1.49%

Tangible book value per common share:
(Dollars in thousands, except per share data)
Total stockholders' equity	$6,005,562	$6,049,969	$5,787,383
Less: Preferred stockholders' equity	—	(106,882)	(106,882)
Less: Intangible assets (1)	(2,541,911)	(2,546,353)	(2,561,216)
Tangible common equity (non-GAAP)	$3,463,651	$3,396,734	$3,119,285

Common shares outstanding	359,366,316	358,829,417	360,359,857

Tangible book value per common share (non-GAAP)	$9.64	$9.47	$8.66
Tangible common equity to tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$6,005,562	$6,049,969	$5,787,383
Less: Preferred stockholders' equity	—	(106,882)	(106,882)
Less: Intangible assets (1)	(2,541,911)	(2,546,353)	(2,561,216)
Tangible common equity (non-GAAP)	$3,463,651	$3,396,734	$3,119,285

Total assets	$45,895,574	$46,157,693	$44,145,664
Less: Intangible assets (1)	(2,541,911)	(2,546,353)	(2,561,216)
Tangible assets (non-GAAP)	$43,353,663	$43,611,340	$41,584,448

Tangible common equity to tangible assets (period end) (non-GAAP)	7.99%	7.79%	7.50%
(1) Excludes loan servicing rights.

Operating non-interest expense
(dollars in thousands)	1Q24	1Q23
Non-interest expense	$237,096	$219,917
Branch consolidations	(1,194)	—
Merger-related	—	(2,052)
FDIC special assessment	(4,408)	—
Loss on indirect auto loan sale	2,603	—
Operating non-interest expense (non-GAAP)	$234,097	$217,865

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q24	4Q23	1Q23
KEY PERFORMANCE INDICATORS
Pre-provision net revenue:
(Dollars in thousands)
Net interest income	$319,008	$324,025	$336,654
Non-interest income	87,862	13,083	79,389
Less: Non-interest expense	(237,096)	(265,566)	(219,917)
Pre-provision net revenue (reported) (non-GAAP)	$169,774	$71,542	$196,126
Pre-provision net revenue (reported) (annualized) (non-GAAP)	$682,825	$283,835	$795,398
Adjustments:
Add: Loss on securities restructuring (non-interest income)	—	67,354	—
Add: Merger-related expense (non-interest expense)	—	—	2,052
Add: Branch consolidation costs (non-interest expense)	1,194	—	—
Add: FDIC special assessment (non-interest expense)	4,408	29,938	—
(Less) / Add: Loss on indirect auto loan sale (non-interest expense)	(2,603)	16,687	—
Operating pre-provision net revenue (non-GAAP)	$172,773	$185,521	$198,178
Operating pre-provision net revenue (annualized) (non-GAAP)	$694,887	$736,034	$803,721

Efficiency ratio (FTE):
(Dollars in thousands)
Total non-interest expense	$237,096	$265,566	$219,917
Less: Amortization of intangibles	(4,442)	(4,913)	(5,119)
Less: OREO expense	(190)	(149)	(557)
Less: Merger-related expense	—	—	(2,052)
Less: Branch consolidation costs	(1,194)	—	—
Less: FDIC special assessment	(4,408)	(29,938)	—
Add / (Less): Loss on indirect auto loan sale	2,603	(16,687)	—
Adjusted non-interest expense	$229,465	$213,879	$212,189

Net interest income	$319,008	$324,025	$336,654
Taxable equivalent adjustment	2,910	2,881	3,274
Non-interest income	87,862	13,083	79,389
Less: Net securities losses (gains)	—	67,354	17
Adjusted net interest income (FTE) + non-interest income	$409,780	$407,343	$419,334

Efficiency ratio (FTE) (non-GAAP)	56.00%	52.51%	50.60%